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                                                                    EXHIBIT 21.1

SYNAGRO TECHNOLOGIES, INC.

The Company primarily conducts its business through its wholly-owned subsidiaries as follows:

Synagro Midwest, Inc. (Delaware)
Synagro Southwest, Inc. (Delaware)
Synagro Southeast, Inc. (Delaware)
Synagro Northeast, Inc. (Delaware)
Synagro West, Inc. (Delaware)
Synagro Composting Company of California, Inc. (California) - f/k/a Recyc, Inc. Synagro of California, Inc. (Arizona) - f/k/a Pima Gro Systems, Inc.
Synagro of Michigan, Inc. (Michigan) f/k/a - National Resource Recovery, Inc. Synagro of Wisconsin, Inc. (Wisconsin) - f/k/a A&J Cartage, Inc.
Michigan Organic Resources, Inc. (Michigan)
Rehbein, Inc.
Synagro of Texas-CDR, Inc. (Texas) - f/k/a CDR Environmental, Inc.
Synagro of Texas-Vital-Cycle, Inc. (Wisconsin) - f/k/a Vital Cycle, Inc. Synagro of North Carolina-EWR, Inc. (North Carolina) - f/k/a Environmental
  Waste Recycling, Inc.
Synagro of North Carolina-Amsco, Inc. (North Carolina)-f/k/a AMSCO, Inc. Synagro of Florida-A&J, Inc. (Florida)-f/k/a A&J Cartage Southeast, Inc. Synagro of Florida-Anti-Pollution, Inc. (Florida)-f/k/a Anti-Pollution
  Associates, Inc. and D&D Pumping, Inc.
Synagro of Florida - Davis Water, Inc. f/k/a Davis Water Analysis, Inc.
Synagro of Florida - Ecosystems, Inc. f/k/a Ecosystematics, Inc.
Synagro of Mid-Atlantic, Inc. (Delaware)
Residual Technologies, Limited Partnership (Delaware)
Fairhaven Residuals, Limited Partnership (Delaware)
NETCO-Waterbury, Limited Partnership (Delaware)
NETCO-Residuals Management, Limited Partnership (Delaware)
New Haven Residuals, Limited Partnership (Delaware)
New England Treatment Company, Inc. (Rhode Island)
Fairhaven Residual Systems, Inc. (Delaware)
NETCO-Connecticut, Inc. (Connecticut)
NETCO-Residuals Management Systems, Inc. (Delaware)
NETCO-Waterbury Systems, Inc. (Delaware)
New Haven Residuals Systems, Inc. (Delaware)
Residual Technologies Systems, Inc. (Delaware)
Providence Soils, Limited Liability Company (Rhode Island)